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                                                                     EXHIBIT 3.5

                                                      STATE OF DELAWARE
                                                      SECRETARY OF STATE
                                                      DIVISION OF CORPORATIONS
CORPORATIONS
                                                      FILED 11:40 AM  03/21/1997
                                                      971095223 - 2558980


                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                    BORDEN DECORATIVE PRODUCTS HOLDINGS, INC.

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                         Pursuant to Section 242 of the
                General Corporation Law of the State of Delaware

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     Borden Decorative Products Holdings, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the state of Delaware, hereby certifies that pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, its Board of Directors, by unanimous written consent dated March 3, 1997, adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof.

     RESOLVED, that the first paragraph of Section III(A) to the Certificate of Designation relating to the Company's Junior Perpetual Preferred Stock be and it hereby is deleted in its entirety and replaced with the following:

     "III. Dividends.

          (A) The holders of the shares of Junior Perpetual Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative dividends at the rate of $1.25 per share for the period from initial issuance until June 30, 1996, $0.625 per share per calendar quarter for the quarters ending September 30 and December 31, 1996 and $0.47813 per share per calendar quarter for each quarter beginning with the quarter ending March 31, 1997 and thereafter. Such dividends shall be payable in quarterly payments on March 31, June 30, September 30 and December 31 of each year commencing with June 30, 1996 (each of such dates being a "Dividend Payment Date"), in preference to dividends on the Junior Securities. Such dividends shall be paid to the holders of record at the close of business on the March 15, June 15, September 1:5 or December 15, as the case may be, immediately preceding the relevant dividend payment date (each of such dates being a "Dividend Payment Record Date"). Each dividend shall be fully cumulative and shall accrue (whether or not declared), without interest, from the previous dividend payment date (or, with respect to the first dividend, from the date of initial issuance of the Junior Perpetual Preferred Stock). Dividends payable for any partial dividend period shall be pro rated on the basis of a 360-day year consisting of twelve 30-


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     day months (four 90-day quarters) and the actual number of days elapsed in the period for which payable."

     FURTHER RESOLVED, that the first paragraph of Section III(A) to the Certificate of Designation relating to the Company's Senior Perpetual Preferred Stock be and it hereby is deleted in its entirety and replaced with the following:

     "III. Dividends.

          (A) The holders of the shares of Senior Perpetual Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative dividends at the rate of $0.4375 per share for the period from initial issuance until June 30, 1996, $0.4375 per share per calendar quarter for the quarters ending September 30 and December 31, 1996 and $0.42188 per share per calendar quarter for each quarter beginning with the quarter ending March 31, 1997 and thereafter. Such dividends shall be payable in quarterly payments on March 31, June 30, September 30 and December 31 of each year commencing with June 30, 1996 (each of such dates being a "Dividend Payment Date"), in preference to dividends on the Junior Securities. Such dividends shall be paid to the holders of record at the close of business on the March 15, June 15, September 15 or December 15, as the case may be, immediately preceding the, relevant dividend payment date (each of such dates being a "Dividend Payment Record Date"). Each dividend shall be fully cumulative and shall accrue (whether or not declared), without interest, from the previous dividend payment date (or, with respect to the first dividend, from the date of initial issuance of the Senior Perpetual Preferred Stock). Dividends payable for any partial dividend period shall be pro rated on the basis of a 360-day year consisting of twelve 30-day months (four 90-day quarters) and the actual number of days elapsed in the period for which payable."

     The foregoing amendment was adopted by the holder of 100% of the Company's Junior and Senior Perpetual Preferred Stock and of the majority of the shares of the Company's common stock by an Action by Written Consent dated March 10, 1997. In accordance with Section 228 of the General Corporation Law of the State of Delaware, written notice of the action has given to those common stockholders who have not consented in writing.


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     IN WITNESS WHEREOF, Borden Decorative Products Holdings, Inc., has caused this Certificate to be executed and acknowledged on behalf of the Company by Benjamin H Jones, its Secretary this 12th day of March, 1997.

                           BORDEN DECORATIVE PRODUCTS HOLDINGS, INC.



                           By: ______________________________________


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